Exhibit 5.1
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
November 28, 2008
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Re:	Registration Statement on Form S-3, filed with the Securities and Exchange Commission on November 28, 2008, relating to the Duke Realty Corporation Direct Stock Purchase and Dividend Reinvestment Plan
Ladies and Gentlemen:
     We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”) in connection with the Company’s filing of the above referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Act”) five million shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), for issuance and sale by the Company in accordance with the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), the Prospectus for which is included in the Registration Statement (the “Prospectus”). We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.
     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by Company’s Board of Directors or committees thereof, or other appropriate governing bodies of the Company, the Company’s Articles of Incorporation and Bylaws (in each case, and amended and/or restated) , certificates of the Company’s officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials, the Registration Statement (including the Prospectus contained therein describing the Plan) and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

November 28, 2008

     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.
     In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     Our opinion set forth below is limited to the laws of the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana, reported judicial decisions interpreting such Corporation Law and Constitution, and federal laws of the United States of America to the extent referred to specifically herein, in each case as are, in our professional judgment, applicable to transactions of the type contemplated by the Registration Statement and the Plan, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.
     Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:
(1)	The Shares to be issued by the Company under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
     This opinion letter is provided to you solely for your benefit in connection with the registration and issuance of the Shares under the Registration Statement and the Plan, and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our prior express written consent, or used in any other transaction or context. The only opinion rendered by us in this opinion letter consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. This opinion letter is rendered as of the date hereof, and we make no undertaking, and expressly disclaim ay duty, to supplement or update this opinion letter or the opinion expressed herein, if, after the date of this opinion letter, facts and/or circumstances come to our attention, and/or changes in the law occur, which could affect such opinion.

November 28, 2008

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, ALSTON & BIRD LLP
By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner